UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2015

FRESH HEALTHY VENDING INTERATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55164	45-2511250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Financial Court, Suite 100, San Diego, California 92117
(Address of Principal Executive Offices)

858-210-4200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 30, 2015, the Company entered into a non-binding term sheet (the “Term Sheet”) for the exclusive license of the Robofusion frozen yogurt kiosk/cube concept. The principal items of the Term Sheet are as follows:

•
Fresh Healthy Vending will obtain the exclusive rights to the trademarks, trade names, and other intellectual property of Robofusion, in the territories of the United States of America and Canada, excluding Puerto Rico (the "Territory”);

•	Fresh Healthy Vending will be provided a right of first refusal to match any agreement Robofusion reaches outside of the Territory;

•
Robofusion will have the right to sell its kiosk directly to businesses in the Territory that choose to “self operate” so long as such sale involves a single lot of not less than 25 units. Locations already secured by Fresh Healthy Vending would be deemed an exclusion to this provision;

•
Fresh Healthy Vending will pay Robofusion $250,000 in two installments as follows: (i) $125,000 upon execution of a final license agreement, and (ii) $125,000 upon delivery of the fully working prototype on or before May 1, 2016;

•	In the event Robofusion ceases operations, Fresh Healthy Vending will be permitted to continue manufacturing of the kiosk.

The transactions described within the Term Sheet are subject to our negotiating and executing a definitive license agreement and raising additional capital, with no assurance being given that we will be successful in doing so.

On January 5, 2016 we issued a press release announcing that we had entered into a non-binding Term Sheet with Robofusion for the exclusive license to the Robofusion yogurt kiosk/cube concept. A copy of that press release is attached hereto as Exhibity 99.1.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release Dated January 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fresh Healthy Vending International, Inc.

Date: January 5, 2016	By:	/s/ Arthur Budman
	Name:	Arthur Budman
	Title:	Chief Executive Officer and Chief Financial Officer